RESTATED ARTICLES OF INCORPORATION

OF

ROLLING OAKS RADIOLOGY, INC.

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Rolling Oaks Radiology, Inc., a California corporation.

2.	The Articles of Incorporation of this corporation are restated as set forth in Exhibit A attached hereto and incorporated by reference herein.

3.	The foregoing restatement to the Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing restatement to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 12,996. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: January 28, 2008
/s/ Robert A. Princenthal
Robert A. Princenthal, M.D.
President

/s/ Josephine Lee
Josephine Lee, M.D.
Secretary

Exhibit A

ARTICLES OF INCORPORATION

OF

ROLLING OAKS RADIOLOGY, INC.

I

The name of this corporation is Rolling Oaks Radiology, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue only one class of shares of stock; the total number of shares which this corporation is authorized to issue is Twenty Thousand (20,000).

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than 35 persons.

VI

The personal liability of the directors of the corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under California law. The corporation is authorized to provide, whether by bylaws, agreement, or otherwise, the indemnification of agents (as defined in Section 317 of the Corporations Code) in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not fee relieved of liability as set forth in the exception to Section 10 of Section 204 of the Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317.